Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Fold Holdings, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, reserved for future issuance under the Registrant's 2025 Incentive Award Plan	(1)	Other	2,420,963	$0.96	$2,324,124.48	0.0001381	$320.96
Equity	Common stock, par value $0.0001 per share, reserved for future issuance under the Registrant's 2025 Employee Stock Purchase Plan	(2)	Other	484,193	$0.96	$464,825.28	0.0001381	$64.19

Total Offering Amounts:						$2,788,949.76		385.15
Total Fee Offsets:
Net Fee Due:								$385.15

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Fold Holding, Inc.’s (the “Registrant”) common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the Fold Holdings, Inc. 2025 Incentive Award Plan (the “Incentive Plan”) and the Fold Holdings, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration or conversion of the Registrant’s Common Stock which would increase the number of outstanding shares of Common Stock.

Represents shares of Common Stock reserved for issuance under the Registrant’s Incentive Plan as a result of the annual evergreen increase under the Incentive Plan.

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.96, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Capital Market (“Nasdaq”) on June 1, 2026 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “Commission”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Fold Holding, Inc.’s (the “Registrant”) common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the Fold Holdings, Inc. 2025 Incentive Award Plan (the “Incentive Plan”) and the Fold Holdings, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration or conversion of the Registrant’s Common Stock which would increase the number of outstanding shares of Common Stock.

Represents shares of Common Stock reserved for issuance under the Registrant’s ESPP as a result of the annual evergreen increase under the ESPP.

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.96, the average of the high and low prices of shares of Common Stock on Nasdaq on June 1, 2026 (such date being within five business days of the date that this Registration Statement was filed with the Commission).